UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2016

STRATEGIC INTERNET INVESTMENTS, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	033-28188	84-1116458
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Jood Palace Hotel 36-A Street Off Al Rigga Road, Suite 1058
Deira Dubai P.O. Box 42211 UNITED ARAB EMIRATES		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (971) 50-420-7360

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2016, Strategic Internet Investments, Incorporated (the “Company”) entered into Securities Purchase Agreements (“SPAs”) with Najibi Investment Trading FZC, G7 Entertainment Incorporated, SOHA Investment & Partners, and Royaltun General Trading L.L.C. (the “Investors”). These SPAs were entered into in connection with the acquisition of 50% of the stock of Parsan Turizm Anonim Sirketi (“Parsan Turizm”), which owns the Renaissance Izmir Hotel in Izmir, Turkey (the “Hotel”). The Investors are related parties to our Chief Executive Officer and Director, Abbas Salih, as a result of Mr. Salih’s ownership interest in and/or control of the Investors.

Pursuant to the SPAs, we issued convertible debentures (“Debentures”) equal to 50% of the difference between $65 million minus the approximately $23,731,064 million debt owed to T.C. Ziraat Bankasi A.S. (the “Ziraat Bank Debt”). In exchange for these Debentures, the Investors sold and transferred their 50% ownership in Parsan Turizm to the Company. In addition, the Company issued a Debenture in the amount of $23,731,064 to Najibi Investment Trading FZC in exchange for Najibi Investment Trading FZC agreeing to pay the Ziraat Bank Debt in full.

On October 14, 2016, the Company and the Investors entered into a Securities Exchange Agreement whereby they agreed to cancel the SPAs and the Debentures and enter into new SPAs (the “New SPAs”) for the issuance of new, amended Debentures (the “New Debentures”) in the principal amount of $47,400,000.

Under the New SPAs, the Company and the Investors agreed that the closing of the purchase of 50% of Parzan Turism (the “Closing”) will occur upon the delivery of certain documents and the occurrence of other events, the most important of which are:

  Payment in full of the Ziraat Bank Debt and written confirmation thereof
  Release of all liens on the Hotel
  Transfer of 50% of the stock of Parzan Turizm to the Company
  Payment of $3,000,000 to the Company for working capital

If the Ziraat Bank Debt is not satisfied within a reasonable amount of time, as determined by the Company, the Company can cancel the New SPAs.

The Company has already received audited financial statements and pro forma financial statements for Parzan Turizm which it will file with the SEC on a future current report on Form 8-K after the Closing.

In preparation for Closing, the Company has executed the New Debentures; however, they are not binding obligations of the Company until all closing conditions are satisfied or waived by the Company.

The Company is working diligently toward Closing and intends to close the above transactions as soon as possible.

Item 1.02 Termination of a Material Definitive Agreement.

The Company incorporates by reference the disclosure set forth above under Item 1.01 for this Item. For clarity, the SPAs entered into on August 30, 2016 and the Debentures issued on the same date have been canceled and replaced with the New SPAs and the New Debentures. The Company and the Investors canceled the SPAs and the Debentures and entered into the New SPAs and the New Debentures so that the Debentures would no longer be binding obligations of the Company unless and until the closing conditions set forth above are satisfied. In addition, the Company desired to obtain an additional $3,000,000 in working capital, which one of the Investors has agreed to provide at Closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STRATEGIC INTERNET INVESTMENTS, INC.

Date: October 14, 2016	By:	/s/ Abbas Salih
Abbas Salih Chief Executive Officer